EXHIBIT 99.1

Pennsylvania Budget Includes Legislation to Evaluate More

Cost Effective Chesapeake Bay TMDL Solutions

July 16, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) today announced that PA Senate Bill 1263 Section 1764F has been included in the budget recently signed by Governor Tom Corbett.  The fiscal code amendment calls for “a review of the cost, environmental, recreational and public health and safety impact and other benefits realized by the Commonwealth and Municipalities from reductions of water quality impairment from nutrients in major watersheds.”

The study differs from the recent RTI International study, sponsored by the Chesapeake Bay Commission, which focused on the cost-effectiveness of nutrient trading. The Pennsylvania study will take a broader view that includes local water quality and environmental benefits as reflected in improved public health and quality of life, as well as economic development opportunities.

“We believe that by virtue of its thoughtful approach to this study, Pennsylvania is leading the way to a national cost-effective solution to nitrogen TMDL’s [Total Maximum Daily Loads] in a manner that will also significantly improve local environmental conditions, including substantial reductions of phosphorus that lead to eutrophication of local fresh waters. This upstream strategy will result in improved quality of life and positive public health outcomes for its local citizens, along with economic development that will produce real permanent jobs in rural America,” said Ed Schafer, Executive Vice Chairman of Bion and former US Secretary of Agriculture.

“The joint collaboration of Kreider Farms and Bion Environmental Technologies has demonstrated an ability to generate low-cost verified Chesapeake Bay nitrogen TMDL reductions, while significantly reducing impacts to the local environment and generating real economic growth. Kreider Farms has increased staffing and purchases from local vendors and that translates into real economic development and jobs in rural Pennsylvania” Schafer added.

The study will include “an assessment of the use of competitive bidding for long-term verified nutrient credits rather than sector allocation targets in any watershed implementation plan.” In essence, the study will review four decades of historical TMDL compliance approach to determine if sector allocation continues to represent the most cost effective strategy and best value to meet the Chesapeake Bay nitrogen TMDL mandates for Pennsylvania’s tax and rate payers.

Bion believes that this is the most progressive, transparent approach of any state or federal agency in tackling the huge cost of federal nitrogen TMDL mandates, both in the CB and nationally, to tax and rate payers. Bion also believes that this study will clearly demonstrate that the existing sector allocation approach is the most costly approach today.  Nitrogen reductions need to be secured from rural communities where the costs of generating verified nitrogen reductions are a small fraction of the costs of upgrading urban waste and storm water treatment facilities.  Schafer further commented, “Getting the agriculture sector involved in nutrient run-off issues will reduce costs of compliance to the taxpayers, allows an immediate impact on increasing the quality of the environment and provides for the long term sustainability of farming operations.”

The study will provide “an analysis of funding options, including use of any available federal, state or local funds for the purchase of nutrient credits.” Bion has proposed a “transfer payment” approach which would no longer require mandated nitrogen reductions from regulated point sources.  Instead, a portion of those funds would be used to purchase verified reductions through a competitive bidding program run by PENNVEST or some other designated state agency. Bion’s approach would significantly reduce the existing costs to Pennsylvania’s tax and rate payers by exchanging their existing high, ‘last mile’ costs (under sector-allocated mandates) for a transfer payment to purchase lower-cost verified reductions from unregulated rural non-point sources. This has been made possible by Pennsylvania’s adoption of verified credits as the standard for inclusion in its trading program; Bion’s proposed approach builds on that cornerstone and will significantly reduce the cost of nitrogen-based TMDL compliance for Pennsylvania tax and rate payers statewide (since TMDL requirements exist statewide in its various watersheds).

Lastly, the study “shall be presented by December 30, 2012.” Pennsylvania is to be commended for taking this forward-thinking approach to providing the facts to solve what is presently an intractable, divisive national environmental problem. Bion will be working with other stakeholders to evaluate the results of the legislative study and to pursue public policy that will provide the tax and rate payers of the Commonwealth and the nation with not only a cost effective nitrogen TMDL solution, but also a significant value proposition to rural communities and their local agricultural industry that covers the local environment, quality of life, public health and sustainable economic development.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct